FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT


This  Fourth  Amendment  to  the  Employment   Agreement  between  Chartwell  Re
Corporation and Steven J. Bensinger is entered into as of December 31, 1997.

                                    RECITALS

     A. Chartwell Re Corporation (the "Company") entered into an Employment Agreement (the "Agreement") with Steven J. Bensinger (the "Executive") dated March 31, 1993; and

     B. The Agreement set forth the terms and conditions of the Executive's employment with the Company.

NOW THEREFORE, the Company and Executive hereby consent to amend the Agreement as follows:

1. The term of the Agreement is hereby extended from December 31, 1997 to December 31, 1998.

2. Section 5(c) shall be deleted and the following shall be inserted in its place:

                  "(c) Insurance Benefits. The Company shall provide the Executive with (i) disability and health insurance benefits (including dependent coverage) pursuant to the terms of the Company's health and disability plans, (ii) supplemental long term disability insurance coverage equal to 60% of the Executive's annual base salary in effect hereunder and (iii) term life insurance coverage equal to $1,000,000 (one million dollars)."

3. The first paragraph of Section 8(e) shall be deleted and the following shall be inserted in its place:

                  "Notwithstanding any other provisions in this Agreement, if during the two year period following a "Change of Control" of the Company, the Executive's employment with the Company shall terminate as a result of:

                  (i) the termination of the Executive's employment by the Company (including a failure by the Company to extend the Term) other than for Disability or Cause, or

                  (ii) the Executive's termination for Good Reason, the Company shall pay to the Executive, within five (5) days following the Date of Termination, the compensation set forth in Section 8(d)(i) plus (in lieu of the compensation set forth in Sections 8(d)(ii) and (iii)) a lump sum payment equal to the sum of (A) three (3) times the Executive's Base Salary (at the greater of the rate in effect as of the Change of Control or the Date of Termination), (B) an amount equal to the annual bonus paid to the Executive for the fiscal year immediately preceding the Change of Control or the Date of Termination, whichever is greater, but only to the extent payment of such amount does not subject the Executive to any Excise Tax (as defined below) in connection therewith, (C) any installment bonus payments not yet paid to the Executive pursuant to Section 5(b)(i) and (D) the amount needed by the Executive to purchase benefits equivalent to those provided to the Executive pursuant to Section 5(c) as of the Date of Termination for a period of two (2) years from the Date of Termination."

4. The address for notices, demands and all other communications to the Company set forth in Section 11 of the Agreement shall be deleted and the following address shall be inserted in its place:

                  "Four Stamford Plaza
                  107 Elm Street
                  Stamford, CT  06902
                  Attention: General Counsel"

                                             Chartwell Re Corporation


/s/ Steven J. Bensinger                       By: /s/ Kathleen M. Carroll
-----------------------                       ---------------------------
 Steven J. Bensinger                          Kathleen M. Carroll
                                              Senior Vice President,
                                              General Counsel and Secretary